For Immediate Release

FORWARD INDUSTRIES ANNOUNCES NON-CASH RESTATEMENT OF
FISCAL 1999 AND FISCAL 2000 RESULTS

Pompano Beach, FL, December 21, 2001 - Forward Industries, Inc. (Nasdaq: FORD) today announced its intent to restate the Company's financial results for its fiscal years ended September 30, 1999 and 2000 to reflect non-cash expenses related to stock-based compensation. Accordingly, the filing of Forward's Form 10-KSB for the year ended September 30, 2001 will be delayed.

The Company will record a non-cash charge of approximately $201,000 and $371,000 in fiscal 1999 and fiscal 2000, respectively, resulting from the issuance of warrants to consultants during 1999 and will complete the appropriate regulatory documents as soon as practicable.

The table below reflects the estimated impact on previously reported annual amounts:

	Year Ended September 30, 1999
	As Reported	As Restated
Net income (loss)	846,800	645,700

Per Share Amounts:
Basic	$.14	$.11
Diluted	$.14	$.11

	Year Ended September 30, 2000
	As Reported	As Restated
Net income (loss)	$92,100	($278,800)

Per Share Amounts:
Basic	$.02	($.05)
Diluted	$.01	($.05)

About Forward Industries
 Forward Industries, Inc. designs, manufactures and distributes custom carrying case solutions primarily for cellular phones, laptop computers and home medical equipment. The Company sells its products directly to original equipment manufacturers and recently began marketing a line of Carry Solutions under the "Motorola" brand name. Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements. These forward-looking statements represent the Company's judgment as of the date of the release. The Company disclaims, however, any interest or obligations to update these forward-looking statements.
CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Loren Mortman
(954) 360-6402		(212) 836-9604
lmortman@equityny.com
www.theequitygroup.com